Exhibit 99.2

LAZARD GROWTH ACQUISITION CORP. I ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

AND EXERCISE IN FULL OF UNDERWRITER’S OPTION TO PURCHASE ADDITIONAL UNITS

NEW YORK, February 12, 2021 – Lazard Growth Acquisition Corp. I (the “Company”) today announced the closing of its initial public offering of 57,500,000 units, including 7,500,000 units issued upon the exercise in full by the underwriter of its option to purchase additional units, at a price of $10.00 per unit. The units are listed on Nasdaq and trade under the ticker symbol “LGACU”. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant, with each whole warrant exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “LGAC” and “LGACW”, respectively.

The Company is a newly organized blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company believes the growth-oriented subsectors of the healthcare, technology, energy transition, financial and consumer sectors present particularly attractive investment opportunities, although it will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

Goldman Sachs & Co. LLC served as sole book-running manager for the offering, and Lazard Frères & Co. LLC served as financial advisor to the Company.

The Registration Statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2021. The offering has been made only by means of a prospectus. Copies of the Registration Statement and the prospectus relating to the offering may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. In addition, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and the prospectus relating to the offering. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

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Investor Contact

Email: LGACinfo@lazard.com

Media Contact

Judi Frost Mackey, +1 212 632 1428

judi.mackey@lazard.com